UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-27213

                          POPstar Communications, Inc.
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             (Exact Name of registrant as specified in its charter)

                               107 East 3rd Avenue
                              Vancouver, BC Canada
                                 (604) 872-6608
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Shares, par value $.001 Per Share
             -------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(i)   [ ]
     Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15d-6            [ ]


Approximate  number of holders of record as of the certification or notice date:
58.

Pursuant to the requirements of the Securities Exchange Act of 1934, POPstar Communications, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 7, 2001

                                     BY: /s/ John McDermott
                                         ---------------------------------------
                                         John McDermott
                                         President and
                                         Chief Operating Officer